Exhibit 10.5(g)

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Playboy TV UK/Benelux Limited
Aquis House,
Station Road,
Hayes,
Middlesex
UB3 4DX

Friday, 30 October 2009

Dear Sirs,

Re: Authority To Proceed between Arqiva Limited (“the Company”) and Playboy TV UK/Benelux Limited (“the Customer”) dated 2nd October 2009 (the “Letter”)

I refer to the Letter which provides in Paragraph 3 that the Agreement must be signed by 1st November 2009. I hereby confirm that the Company is willing to extend the date by which the Agreement must be signed to 30th November 2009.

All other terms of the Letter will remain unchanged and in full force and effect.

Please sign and return the enclosed duplicate copy of this letter to confirm your agreement to its terms.

Yours sincerely,

/s/ M. Campbell

We hereby confirm that we agree to the terms of this letter

Signed for and on behalf of and Playboy TV UK/Benelux Limited by

/s/ Andrew D. Wren
Andrew D. Wren

Dated	30 October 2009